      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 1998

                                                 REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                    Form S-3
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                      ------------------------------------
                         GT INTERACTIVE SOFTWARE CORP.
             (Exact name of registrant as specified in its charter)

           DELAWARE                             7372                            13-3689915
(State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
incorporation or organization)       Classification Code Number)            Identification No.)

                                417 FIFTH AVENUE
                            NEW YORK, NEW YORK 10016
                                 (212) 726-6500

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               RONALD CHAIMOWITZ
                                417 FIFTH AVENUE
                            NEW YORK, NEW YORK 10016
                                 (212) 726-6500

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                      ------------------------------------
                                   COPIES TO:

                              DAVID P. LEVIN, ESQ.
                       KRAMER, LEVIN, NAFTALIS & FRANKEL
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 715-9100
                      ------------------------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box: [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: [ ]
                      ------------------------------------
                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                               PROPOSED           PROPOSED
                                                                MAXIMUM            MAXIMUM
TITLE OF EACH CLASS                         AMOUNT TO       OFFERING PRICE        AGGREGATE          AMOUNT OF
OF SECURITIES TO BE REGISTERED            BE REGISTERED      PER SHARE(1)         OFFERING       REGISTRATION FEE
                                                                                  PRICE(1)
------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per             487,026           $10.9688          $5,342,091           $1,576
  share...............................
==================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based on the average of the high and low sales prices for the Common Stock reported on the Nasdaq National Market on April 28, 1998.
                      ------------------------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

                   SUBJECT TO COMPLETION, DATED MAY 1, 1998.

                                      LOGO
                                 487,026 SHARES

                                  COMMON STOCK

     The 487,026 shares (the "Shares") of Common Stock offered hereby are being sold by the holders thereof (the "Selling Stockholders"). GT Interactive Software Corp. ("GTIS" or the "Company") has agreed to pay the expenses of this offering but will not receive any of the proceeds from the sale of the Shares offered hereby. The aggregate proceeds to the Selling Stockholders will be the purchase price of the Shares sold, less the aggregate brokers' and dealers' discounts, commissions and concessions, and other expenses of issuance and distribution not borne by the Company. See "Plan of Distribution" and "Selling Stockholders." The Common Stock is listed on the Nasdaq National Market under the symbol "GTIS." On April 30, 1998, the last reported sale price for the Common Stock, as reported on the Nasdaq National Market, was $10 9/16 per share.

     The Shares were originally issued as consideration to the Selling Stockholders in connection with the acquisition by the Company in October 1997 of SingleTrac Entertainment Technologies, Inc., a Delaware corporation ("SingleTrac"). The Shares may be sold from time to time by the Selling Stockholders in transactions in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. The Selling Stockholders and any dealers, brokers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Any commissions or discounts received by any such dealers, brokers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments which the Selling Stockholders may be required to make in respect thereof. See "Plan of Distribution."

                             ---------------------

           THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                            SEE "RISK FACTORS" AT PAGE 5.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is               , 1998.

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                         ------------------------------

     The Company was incorporated in Delaware in September 1992 and commenced operations in February 1993. Unless the context otherwise provides, as used in this Prospectus "GTIS" or the "Company" refers to GT Interactive Software Corp. and its subsidiaries. The Company's principal executive offices are located at 417 Fifth Avenue, New York, New York 10016, and its telephone number is (212) 726-6500. The Company's home page can be accessed on the World Wide Web at http://www.gtinteractive.com. Information contained in the Company's Web site shall not be deemed to be part of this Prospectus.

     The mark "GT" in stylized form is a trademark of the Company. This Prospectus also includes product names, trademarks and trade names of companies other than GTIS which are the property of their respective companies. Humongous Entertainment, Inc. products are not in any manner affiliated with Putt-Putt Golf Courses of America, Inc.

                             ADDITIONAL INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The Common Stock is quoted for trading on the Nasdaq National Market, and such reports and registration statements filed by the Company with the Commission and other information concerning the Company may be inspected at the offices of the Nasdaq Stock Market located at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission, a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to the Company and the Common Stock, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, with respect to any contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. Copies of the Registration Statement and exhibits may be inspected without charge at the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon payment of fees prescribed by the Commission, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Registration Statement, including all exhibits and schedules, and such reports and other information may also be accessed electronically by means of the Commission's site on the World Wide Web at http://www.sec.gov. The Company has been an electronic filer since the filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are by this reference incorporated in and made a part of this Prospectus: (i) the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1997 (File No. 0-27338);

(ii) the Company's Current Report on Form 8-K dated February 17, 1998; and (iii) the description of the Company's capital stock set forth in its Registration Statement under the Exchange Act on Form 8-A filed with the Commission on November 30, 1995.

     All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference herein and to be part of this Prospectus from their respective dates of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, upon a written or oral request, a copy of any or all of the documents that are incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to GT Interactive Software Corp., Attention: Investor Relations Manager, 417 Fifth Avenue, New York, New York 10016. Telephone Number: (212) 726-6500.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors," appearing elsewhere in this Prospectus or incorporated herein by reference and the Consolidated Financial Statements and notes thereto incorporated herein by reference. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                  THE COMPANY

     GT Interactive Software Corp., a Delaware corporation (the "Company"), creates, publishes and merchandises interactive entertainment, edutainment and value-priced consumer software for a variety of platforms on a worldwide basis. Similar to major film studios and record companies, the Company employs a portfolio approach to achieve a broad base of products across most major consumer software categories. The Company obtains new software content by blending its internal software development capabilities with the publishing relationships it has established with a variety of independent software design groups and content providers. Recognizing that software distribution capabilities attract publishing content, the Company has used its strong distribution foundation to build its current position as a leader in the consumer software publishing business. According to PC Data, the Company achieved the industry's second highest market share for 1997 in number of units sold in the PC software game category and, for the second consecutive year, the industry's highest market share for 1997 in dollars and number of units sold in the PC software budget/value-priced category. In addition, the Company achieved the industry's fourth highest market share for 1997 in number of units sold in the PC edutainment software industry.

     The Company believes that it is also the largest distributor of consumer software to mass merchants in the United States. The Company believes that it is the largest supplier of consumer software (including its own and third-party published software) to approximately 2,325 Wal-Mart Stores, Inc. and approximately 790 Target stores and supplies value-priced software under specially designed programs to approximately 2,115 Kmart stores. In addition, the Company has established direct selling relationships for its own published software with a variety of major retailers, including Sam's Club, Price-Costco, CompUSA, Best Buy and Computer City, among others. During 1997, the Company also launched an affiliate label program. Under this program, the Company intends to sell and distribute interactive software for, and provide marketing consulting services to, a variety of publishers on a global basis.

                                  RISK FACTORS

CUSTOMER CONCENTRATION AND CREDIT RISK

     The Company believes it is the largest supplier of consumer software to Wal-Mart Stores, Inc. ("Wal-Mart"), including titles published by the Company and products from other publishers. On a pro forma basis, giving effect to the acquisition of Slash Corporation ("Slash") in 1995, sales to Wal-Mart accounted for approximately 48%, 45% and 36% of the Company's net sales for 1995, 1996 and 1997, respectively. The Company's status as Wal-Mart's largest supplier is not based upon any written agreement or understanding. Accordingly, such status could be terminated at any time by Wal-Mart. In addition, Wal-Mart has dedicated the software department in a limited number of stores to other software publishers on a test basis. There can be no assurance that Wal-Mart will continue to use the Company as its largest supplier of consumer software, or at all. The loss of Wal-Mart as a customer, a significant decrease in product shipments to or an inability to collect receivables from Wal-Mart or any other adverse change in the Company's relationship with Wal-Mart would have a material adverse effect on the Company's business, operating results and financial condition. During the second half of 1997, Wal-Mart began purchasing software directly from five publishers (gross sales of whose products to Wal-Mart aggregated approximately $37 million and $29 million for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively) and may begin purchasing products directly from other publishers. Such direct purchases could significantly reduce the Company's sales to Wal-Mart.

RISKS ASSOCIATED WITH ACQUISITIONS

     In June 1995 the Company acquired Slash, in June 1996 the Company acquired WizardWorks Group, Inc. and Candel Inc., in July 1996 the Company acquired Humongous Entertainment, Inc., in November 1996 the Company acquired the business of Warner Interactive Europe, in January 1997 the Company acquired Premier European Promotion Ltd. and in October 1997, the Company acquired SingleTrac. The Company undertook these acquisitions to expand its publishing and distribution capabilities with the assumption that the combined entity would be better able to take advantage of market opportunities than if each of the companies were operated individually. Realization of these benefits will depend in part on the ability of the Company to retain in-house publishing staffs and third-party relationships and to utilize distribution, sales and marketing capabilities. The Company has partially integrated the acquired companies by consolidating certain operations, offices and facilities, and combining administrative, accounting, sales and marketing and distribution functions. The integration of these acquired companies involves, among other things, the opening of new facilities or the expansion of existing facilities, the expansion of accounting systems, controls and procedures, the increase in warehouse and distribution capabilities, the closing of redundant facilities and the elimination of duplicate personnel. The Company is in the early stages of integrating certain of the more recently acquired companies and there can be no assurance that the integration will be completed without disrupting the Company's business. Should the Company not be able to achieve such integration in a timely manner or in a coordinated fashion, it could materially and adversely affect the Company's business, operating results or financial condition.

     The Company believes that its future growth will depend, in part, on its ability to continue to identify, acquire and integrate companies which have software development and publishing capabilities. While the Company reviews acquisition opportunities in the ordinary course of its business, some of which may be material and some of which are currently under investigation or discussion, the Company presently has no commitments or undertakings with respect to any material acquisitions and there can be no assurance that the Company will be successful in identifying and acquiring suitable acquisition candidates or integrating the acquired businesses into the Company's operations.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

     The Company has experienced and may continue to experience significant quarterly fluctuations in net sales and operating results due to a variety of factors, including fluctuations in the mix of products with varying profit margins sold by the Company, the size and timing of acquisitions, the size and growth rate of the consumer software market, market acceptance of the Company's products (including the Company's published and third-party distributed titles) and those of its competitors, development and promotional expenses relating to the introduction of new products or enhancements of existing products, projected and actual changes in product platforms, the timing and success of product introductions by the Company and its competitors, product returns, changes in pricing policies by the Company and its competitors, the accuracy of retailers' forecasts of consumer demand, the timing of orders from major customers, order cancellations and delays in shipment. In addition, delays in the introduction of the Company's front-line titles could result in material fluctuations of the Company's operating results. The Company has experienced, and expects to experience in the future, significant fluctuations in its quarterly net sales and operating results as a result of such factors. In response to competitive pressures, the Company may take certain pricing or marketing actions that could materially and adversely affect the Company's business, operating results and financial condition. Products are generally shipped as orders are received and, accordingly, the Company operates with little backlog. The Company's expense levels are based, in part, on its expectations regarding future sales and, as a result, operating results would be disproportionately adversely affected by a decrease in sales or a failure to meet the Company's sales expectations. Defective front-line published products may result in higher customer support costs and product returns. Further, the consumer software business is seasonal. Net sales are typically significantly higher during the fourth calendar quarter, due primarily to the increased demand for consumer software during the year-end holiday buying season. Net sales in other quarters are generally lower and vary significantly. Accordingly, the Company believes that period to period comparisons of operating results are not necessarily meaningful, unless such comparisons are made between the comparable periods in different years, and should not be relied upon as an indication of future performance. There can be no assurance that the Company will achieve consistent profitability on a quarterly or annual basis. Due to all of the foregoing factors, the Company's operating results in any quarter may be below the expectations of public market analysts and investors. In such event, the market price of the Company's Common Stock would likely be materially and adversely affected. See "-- Possible Volatility of Stock Price."

DEPENDENCE ON NEW PRODUCT AND PRODUCT ENHANCEMENT INTRODUCTIONS; PRODUCT DELAYS

     The Company's continued success in the publishing business depends on the timely introduction of successful new products or enhancements of existing products to replace declining revenues from older products. Consumer preferences for software products are difficult to predict, and few consumer software products achieve sustained market acceptance. If revenues from new products or enhancements were to fail to replace declining revenues from existing products, the Company's business, operating results and financial condition could be adversely affected. The process of developing software products such as those offered by the Company is extremely complex and is expected to become more complex and expensive in the future as new platforms and technologies are addressed. A significant delay in the introduction of one or more new products or enhancements could have a material adverse effect on the ultimate success of such products and on the Company's business, operating results and financial condition, particularly in view of the seasonality of the Company's business. See "-- Reliance on Third-Party Software Developers -- Reliance on Other Publishers" and "-- Fluctuations in Quarterly Operating Results; Seasonality."

CONTROL OVER, AND EXPENSE OF, GAME CONSOLE PRODUCTS

     The Company's contracts with hardware licensors such as Sony and Nintendo, which are also some of the Company's chief competitors, often grant significant control to the licensor over the manufacturing of the Company's products. This fact could, in certain circumstances, leave the Company unable to have its products manufactured and shipped to customers. In most events, control of the manufacturing process by hardware companies increases both the manufacturing lead times and the expense to the Company over the lead times and costs that the Company can achieve independently. The Company could experience delays in the manufacturing of products which would cause delays in shipping those products. The results of future periods could be affected by such delays. Finally, the Company's contracts with its hardware licensors often require the Company to take significant risks in prepaying for and holding its inventory of products.

RELIANCE ON THIRD-PARTY SOFTWARE DEVELOPERS -- RELIANCE ON OTHER PUBLISHERS

     Although the Company substantially increased, primarily through acquisitions, its internal software development capabilities in 1996 and 1997, a significant portion of the Company's published products have been licensed from, or developed by, independent software developers. Due primarily to the increased demand for consumer software programs, the payment of advances and guaranteed royalties to independent developers has increased and may continue to increase. The Company's success depends in part on its continued ability to obtain and renew product development agreements with independent developers. As independent developers are in high demand, there can be no assurance that independent developers, including those which have developed products for the Company in the past, will be available to develop products for the Company in the future. For example, in January 1998, a newly formed consortium, in which a number of independent software developers (including Apogee Software, Ltd. (3D Realms), developer of Duke Nukem and Prey, and Epic Megagames, Inc., developer of Unreal) purport to have ownership interests, announced that it has secured publishing rights with respect to software titles to be produced by such developers. The consortium also announced, however, that such developers intend to fulfill their existing commitments to other software publishers, including the Company. Although the Company believes that at the present time it is premature to assess the competitive impact of the consortium, there can be no assurance that the competitive pressures exerted by the consortium will not have an adverse effect on the Company's ability to secure future publishing commitments from such developers or any other software developers and, consequently, on the Company's business, operating results and financial condition.

     Many independent developers have limited financial resources, which could expose the Company to the risk that such developers may go out of business prior to completing a project. In addition, the Company cannot always control the timing of the introduction of its products which are developed by or in conjunction with independent developers. While the Company maintains production liaisons with these developers, there can be no assurance that new products developed by them and published by the Company will be introduced on schedule or at all or within acceptable quality guidelines or that they will achieve market acceptance. The Company's success is also dependent in part on its ability to obtain content for its products from external sources. There can be no assurance that the Company will be able to obtain or renew product development agreements, or to obtain such content, on favorable terms, or at all. Such agreements are terminable, in some cases without notice, upon the occurrence of one or more of the following events: those involving the bankruptcy or insolvency of either party to such agreements, the cessation of operations by either of such parties or the material breach of specified provisions of such agreements which breach is not cured within a designated time frame.

     The Company also distributes products on behalf of other publishers. There can be no assurance that the Company will obtain or renew any rights to distribute such products. Failure to retain or obtain such rights could have a material adverse effect on the Company's business, operating results and financial condition.

RECOVERY OF PREPAID ROYALTIES AND GUARANTEES; CHANGE IN ACCOUNTING ESTIMATE

     In connection with its licensing arrangements with independent software developers, the Company had recorded $87.5 million of royalty advances on its consolidated balance sheet as of September 30, 1997. As a result of changes in marketplace forces discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (which is incorporated herein by reference), the Company made a change in estimate with respect to royalty advances and expensed $73.8 million, and changed its accounting policies effective January 1, 1998, as discussed below. At December 31, 1997, there remained $15.9 million of royalty advances, associated with multi-year output contracts, on the Company's consolidated balance sheet after this change in estimate. There can be no assurance that the Company's release of products associated with such remaining royalty advances will not be delayed, which would delay the Company's ability to receive revenue to recoup such advances. Further, the sales volumes of products subject to such arrangement may not be sufficient to recover such advances and guarantees.

     Beginning January 1, 1998, royalty advances to independent developers are expensed as incurred, rather than capitalized and recorded as an asset on the Company's consolidated balance sheet. Although the

Company has determined to increase its expenditures on internal product development, it expects to continue to enter into licensing arrangements with independent developers, which will likely require significant additional royalty advances. All such internal development costs and third party royalty advances will be charged as an expense as incurred, which could, under certain circumstances, result in lower reported earnings during the year in which such expenses are incurred than if such third party royalty advances were capitalized and expensed as sales of product occur.

CHANGING PRODUCT PLATFORMS

     The consumer software market is characterized by rapidly changing technology, particularly with respect to product platforms. The Company must continually anticipate the emergence of, and adapt its products to, popular platforms for consumer software. When the Company chooses to publish or develop a product for a new platform, it may be required to make a substantial development investment one to two years in advance of shipments of products for that platform. If the Company invests in the development of a product for a platform that does not achieve significant market penetration, the Company's planned revenues from that product will be adversely affected and it may not recover its development investment. In addition, if the Company does not choose to publish or co-develop for a platform that achieves significant market success, the Company's revenue growth and competitive position may also be adversely affected.

INTERNET STRATEGIES

     The Company believes that the proliferation of the Internet and on-line networks has created new opportunities for the consumer software industry, including opportunities for the Company to strengthen customer relationships, direct marketing, promotion and distribution, broaden its reach to new customers, add value to existing products and to develop new products and markets. The Company has initiated steps to take advantage of these opportunities, including the expansion of its site on the World Wide Web and the development of its Internet infrastructure and capabilities, including electronic distribution capabilities, incorporation of on-line functionality into existing products, and continued development of, and investment in, new Internet-based businesses and products, including multi-user entertainment products. The Company has incurred, and expects to incur, significant additional costs in connection with its Internet infrastructure, including costs associated with the acquisition and maintenance of hardware and software necessary to allow for on-line commerce and multi-user games, as well as the maintenance of its web site and personnel who dedicate significant amount of time thereto. Although the Company believes that these platforms and technologies are an integral part of its overall business, there can be no assurance that the Company's Internet strategies will be successful, or that the costs and investments will provide adequate returns, or any at all.

INTERNATIONAL SALES

     The Company has increased international sales materially over the past three years, and expects that international sales will account for a significant portion of its net sales in the future. International sales are subject to inherent risks, including unexpected changes in regulatory requirements, tariffs and other barriers, fluctuating exchange rates, potential political instability, difficulties installing and managing foreign operations and difficulty in collection of accounts receivable. In addition, acceptance of the Company's products in certain markets has required, and may in the future require, extensive, time-consuming and costly modifications to localize the products for use in particular markets. Software piracy presents a particularly acute problem in certain international markets such as South America, the Middle East, the Pacific Rim and the Far East, and the laws of foreign junctions may not protect the Company's proprietary rights to the same extent as the laws of the United States. There can be no assurance that these or other factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, operating results and financial condition.

YEAR 2000 ISSUES

     The Company has reviewed its critical information systems for Year 2000 compliance and is in the process of developing a plan to remedy any deficiencies in a timely manner. The Company expects to resolve

Year 2000 compliance issues primarily through normal upgrades of its software or, when necessary, through replacement of existing software with Year 2000 compliant applications. The cost of these upgrades or replacements, some of which have been budgeted for the year ending March 31, 1999 (the Company has changed its fiscal year end to March 31), is not expected to be material to the Company's financial position or results of operations. However, there can be no assurance that such upgrades and replacements can be completed on schedule or within estimated costs or can successfully address the Year 2000 compliance issues. In addition, the Company is in the process of asking vendors to certify that they are Year 2000 compliant or, if they are not yet so compliant, to provide a description of their plans to become so. If the Company's present efforts to address the Year 2000 compliance issues are not successful, or if vendors and other third parties with which the Company conducts business do not successfully address such issues, the Company's business, operating results and financial position could be materially and adversely affected.

COMPETITION

     The market for consumer software products is highly competitive. Only a small percentage of products introduced in the consumer software market achieve any degree of sustained market acceptance. Competition is based primarily upon game appeal, price, access to retail shelf space, product enhancements, ability to operate on popular platforms, availability of titles, new product introductions, marketing support and distribution systems. Many of the companies with which the Company currently competes or may compete in the future have comparable or greater financial, technical, marketing, sales and customer support resources, larger and more seasoned internal development teams, greater name recognition and a larger customer base than the Company. In addition, the Company believes that large software companies, media companies and film studios are increasing their focus on the interactive entertainment and edutainment software markets and, as a result of their financial and other resources, name recognition and customer base, may become significant competitors of the Company. Moreover, in a number of geographic markets, certain of the titles offered by the Company, including various hit titles, are offered on a limited number of platforms and compete with the same titles offered by the Company's competitors on other platforms. Current and future competitors with greater financial resources than the Company may be able to carry larger inventories, undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make higher offers or guarantees to software developers and licensors than the Company. The market is also extremely competitive with respect to access to third-party developers and content providers. This competition is based primarily on breadth of distribution, development funding, reputation and royalty rates. To the extent that competitors maintain or achieve greater title portfolio breadth, title rights for popular platforms, or access to third-party developers and content providers, or price, shelf access, marketing support, distribution or other selling advantages, the Company could be materially and adversely affected. In addition, several competitors of the Company have recently sought to expand their distribution capabilities. New hardware platforms and electronic delivery systems may be introduced into the software market and potential new competitors may enter the software development and distribution market, resulting in greater competition for the Company. There can be no assurance that the Company will have the resources required to respond effectively to market or technological changes or to compete successfully with current or future competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, operating results and financial condition. In addition, as part of its value added distribution program, the Company seeks to provide its mass merchant customers with a wide variety of popular titles. Achieving such a product mix requires the Company to supplement the distribution of its published products with certain third-party software products, including products published by the Company's competitors. There can be no assurance that such competitors will continue to provide such products to the Company for distribution to the Company's mass merchant customers and, in fact, during 1997 five competitors began selling their products direct to Wal-Mart, rather than through the Company. See "-- Customer Concentration and Credit Risk." The failure to obtain software titles developed or published by one or more of the Company's competitors, and not being able to obtain these products from other distributors, could have a material adverse effect on the Company's relationships with such mass merchant customers, which in turn would have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON KEY PERSONNEL

     The continued success of the Company depends to a significant extent upon the continued performance and contribution of its senior management and on its ability to continue to attract, motivate and retain highly qualified employees. The loss of the services of any of the Company's senior management could have a material adverse effect on the Company's business, operating results and financial condition. Competition for highly skilled employees with technical, management, marketing, sales, product development and other specialized training is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Specifically, the Company may experience increased costs in order to attract and retain skilled employees. In addition, while the Company has entered into employment agreements with certain members of its senior management, there can be no assurance that such employees will not leave or compete with the Company. The Company's failure to attract additional qualified employees or to retain the services of key personnel could materially and adversely affect the Company's business, operating results and financial condition.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Company's Common Stock has been, and may in the future be, volatile. The market price of the Company's Common Stock will be influenced by a number of factors, including quarterly variations in the financial results of the Company and its competitors, acquisitions, changes in earnings estimates by analysts and conditions in the computer software industry, the overall economy and the financial markets. These and other factors may adversely affect the market price of the Company's Common Stock.

PRODUCT RETURNS

     The Company accepts product returns or provides markdowns or other credits on varying terms in the event that the customer holds excess inventory of the Company's products. Software products as complex as those published by the Company may contain undetected errors when first introduced or when new versions are released. It is the Company's practice to accept returns of defective or damaged products at any time. At the time of product shipment, the Company establishes a return reserve which covers expected future returns and, if necessary, price protection, the Company's policies for stock balancing and returns of defective or damaged products. This estimate of the potential for future returns of products is based on historical return rates, seasonality of sales, retailer inventories of the Company's products and other factors. The Company has historically experienced product returns at a rate of approximately 30% of gross sales. Product returns that exceed the Company's reserves, or the loss of or a delay in market acceptance of a new product as a result of software failures or otherwise, could materially and adversely affect the Company's business, operating results and financial condition. Although the Company maintains reserves which it believes to be adequate with respect to product returns and price reductions, there can be no assurance that actual returns to the Company will not exceed the reserves established.

RAPID EXPANSION

     The Company has experienced significant and rapid sales growth since it commenced operations. There can be no assurance that the Company will be able to maintain its present level of sales or continue to experience sales growth. There can be no assurance that, if the Company continues to experience sales growth, it can do so without adversely affecting its profitability. The Company's ability to manage its growth effectively will require it to continue to attract, train, motivate, manage and retain key employees and to improve its operational, financial and management information systems. If the Company's management becomes unable to manage growth effectively, the Company's business, operating results and financial condition could be adversely affected. See
"-- Risks Associated with Acquisitions."

RISK OF CUSTOMER BUSINESS FAILURE

     The Company's sales are typically made on credit, with terms that vary depending upon the customer and the nature of the product. The Company does not hold collateral to secure payment. Retailers and distributors compete in a volatile industry and are subject to the risk of business failure. The Company believes its existing reserves are adequate to cover its exposure with respect to such receivables. Although the Company maintains a reserve for uncollectible receivables that it believes to be adequate, there can be no assurance that such reserve is adequate or that additional payment defaults on significant sales would not materially and adversely affect its business, operating results and financial condition.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     The Company sells a significant portion of published software under licenses from independent developers and, in such cases, does not acquire the copyrights for the underlying work. The Company relies primarily on a combination of patent, trademark, copyright, trade secret and other proprietary rights laws, license agreements, employee and third-party nondisclosure agreements and other methods to protect its proprietary rights and the rights of its co-developers. Unauthorized copying occurs within the software industry, and if there is a significant increase in the amount of unauthorized copying of the Company's published products or products distributed by it, the Company's business, operating results and financial condition could be materially and adversely affected. Also, as the number of software products in the industry increases and the functionality of these products further overlaps, software developers and publishers may increasingly become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products. There has been substantial litigation in the industry regarding copyright, trademark and other intellectual property rights. The Company has also initiated litigation to assert its intellectual property rights. Any such claims or litigation, whether against the Company, with or without merit, or brought by the Company, could be costly and cause a diversion of management's attention, which could have a material adverse effect on the Company's business, operating results and financial condition.

CONCENTRATION OF SHARE OWNERSHIP

     The Common Stock entitles its holders to one vote per share on all matters submitted to a vote of the holders of the Company's Common Stock. As of March 31, 1998, Joseph J. Cayre, Kenneth Cayre, Stanley Cayre, the various trusts for the benefit of their respective children, and Jack J. Cayre, as well as various charities for which they serve as trustee (together, the "Cayre Family Stockholders"), collectively held approximately 51.7% of the combined voting power of the outstanding shares of Common Stock. Accordingly, the Cayre Family Stockholders have the voting power required to elect all directors and to approve other matters required to be voted upon by the stockholders of the Company.

ANTI-TAKEOVER PROVISIONS

     The Company's Board of Directors has the authority to issue shares of preferred stock and to determine the designations, preferences and rights and the qualifications or restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate actions, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Furthermore, certain other provisions of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, such as the provision for a staggered Board of Directors, may have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest, which could adversely affect the market price of the Company's Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

     As of March 31, 1998, the Company had a total of 67,990,879 shares of Common Stock outstanding. Upon the effectiveness of the registration of the Shares, approximately 51,900,000 shares of Common Stock will be "restricted" securities within the meaning of Rule 144 under the Securities Act. Generally, under Rule 144, a person who has held restricted shares for one year may sell such shares, subject to certain volume limitations and other restrictions, without registering them under the Securities Act. In addition and subject to certain limitations, holders of approximately 47,700,000 shares of the Company's Common Stock (including Common Stock issuable upon the exercise of warrants) have contractual rights to require the Company to register such shares for future sale and holders of approximately 5,300,000 additional shares of Common Stock (including Common Stock issuable upon the exercise of warrants) have contractual rights to include such shares in future registration statements filed by the Company under the Securities Act. Further, the Company has registered on registration statements on Form S-8, the shares of Common Stock subject to outstanding options or reserved for issuance under the Company's stock incentive or bonus plans. As of March 31, 1998, options to purchase approximately 9,980,000 shares of Common Stock were outstanding, of which approximately 3,460,000 option shares were exercisable as of such date. In connection with licensing and distribution arrangements and acquisitions of other companies, the Company has issued and may continue to issue Common Stock or securities convertible into Common Stock. Any such sales, or future sales of substantial amounts of Common Stock, could adversely affect prevailing market prices for the Common Stock and could adversely affect the Company's ability to raise needed capital.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares.

                              SELLING STOCKHOLDERS

     The following table provides certain information with respect to the Shares held by each Selling Stockholder, which information has been furnished to the Company by the Selling Stockholders and other sources and which information the Company has not verified. Each Selling Stockholder is hereby offering two-thirds of the total number of the shares of Common Stock issued as consideration to such Selling Stockholder in the October 1997 acquisition (the "Acquisition") by the Company of SingleTrac, now a wholly owned subsidiary of the Company. Fifteen percent of the shares issued to each Selling Stockholder in the Acquisition is held in escrow, and may not be sold, transferred, pledged or assigned by such Selling Stockholder until June 30, 1999. In connection with the Acquisition, the Company agreed to register the Shares under the Securities Act. The Shares offered by this Prospectus may be offered from time to time in whole or in part by the persons named below or by their transferees. See "Plan of Distribution."

     Messrs. Michael A. Ryder, Todd J. Kelly and Michael J. Bartholomew serve as Senior Vice President, Product Development, Vice President, Mergers and Acquisitions, and Chief Technology Officer, respectively, of the Company. Prior to the Acquisition, Messrs. Ryder, Kelly and Bartholomew served as President and Chief Executive Officer, Chief Financial Officer and Treasurer, and Chief Technical Officer and Secretary, respectively, of SingleTrac. Prior to the Acquisition, each of Messrs. Ryder, Kelly and Bartholomew also served as a member of, and Microsoft Corporation appointed a member to, the Board of Directors of SingleTrac.

                                                SHARES BENEFICIALLY    SHARES THAT    SHARES THAT MAY BE
                                                  OWNED PRIOR TO         MAY BE       BENEFICIALLY OWNED
                   NAME(1)                         THE OFFERING          OFFERED      AFTER THE OFFERING
                   -------                      -------------------    -----------    ------------------
Michael A. Ryder(2)...........................        143,598             95,732            47,866
Todd J. Kelly(3)..............................        143,598             95,732            47,866
Michael J. Bartholomew(4).....................        143,598             95,732            47,866
Jenilee Temple Leininger(5)...................         12,793              1,122            11,671
Sony Computer Entertainment America Inc. .....        155,178            103,452            51,726
Microsoft Corporation.........................        139,517             93,011            46,506
Evans & Sutherland Computer Corp. ............          3,367              2,245             1,122

---------------
(1) None of the Selling Stockholders beneficially owns prior to the Offering, nor shall beneficially own following the Offering, 1% or more of the outstanding Company's Common Stock.

(2) Represents 143,598 shares beneficially owned by a revocable grantor trust, of which Mr. Ryder is the beneficiary and for which he serves as trustee.

(3) Represents 143,598 shares beneficially owned by a revocable grantor trust, of which Mr. Kelly is the beneficiary and for which he serves as trustee.

(4) Represents 143,598 shares beneficially owned by a revocable grantor trust, of which Mr. Bartholomew is the beneficiary and for which he serves as trustee.

(5) Includes 1,683 shares beneficially owned by a revocable grantor trust, of which Ms. Leininger is the beneficiary and for which she serves as trustee. Also includes 841 shares subject to options exercisable within 60 days.

                              PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from the sale of the Shares offered hereby. The Shares may be sold from time to time by or for the account of any of the Selling Stockholders or by their pledgees, donees, distributees or transferees or other successors in interest to the Selling Stockholders. Such persons may choose to sell all or any of the Shares in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Brokers or dealers involved in the sale may receive commissions or discounts in connection with such sale in amounts to be negotiated (and, if such broker-dealer acts as agent for the purchaser of such Shares, from such purchaser).

     The Company has agreed with the Selling Stockholders to keep the Registration Statement, of which this Prospectus constitutes a part, effective for a period ending on the earlier of one hundred eighty (180) days from the date of this Prospectus or the date on which all of the Shares offered hereby have been sold and the distribution contemplated hereby has been completed, subject to certain exceptions.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Kramer, Levin, Naftalis & Frankel, New York, New York. Certain members of, and persons associated with, such firm own an aggregate of 24,662 shares of Common Stock.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                      LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this Registration Statement will be as follows:

                                                                 TOTAL
                                                                -------
SEC registration fee (actual)...............................    $ 1,576
Accounting fees and expenses................................    $10,000
Legal fees and expenses.....................................    $15,000
Printing and engraving expenses.............................    $15,000
Miscellaneous expenses......................................    $ 5,000
                                                                -------
  Total.....................................................    $46,576
                                                                =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
(iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation contains provisions permitted by Section 102(b)(7) of the DGCL.

     Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

     The Registrant's Amended and Restated Certificate of Incorporation provides indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL. Pursuant to the registration rights agreement entered into with the Registrant, the Selling Stockholders have agreed to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Registrant maintains liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

ITEM 16.  EXHIBITS.

     Exhibit 4.1 below is incorporated herein by reference to the exhibit with the corresponding number filed as part of the Registrant's Registration Statement on Form S-1 filed on October 20, 1995, and all amendments thereto (Registration No. 33-98448).

EXHIBIT NO.                          DESCRIPTION
-----------                          -----------
    4.1      Specimen form of stock certificate for Common Stock.
    5.1*     Opinion of Kramer, Levin, Naftalis & Frankel.
   23.1*     Consent of Arthur Andersen LLP.
   23.2*     Consent of Ernst & Young LLP.
   23.3*     Consent of Kramer, Levin, Naftalis & Frankel (contained in the opinion filed as Exhibit 5.1 hereto).
   24.1*     Power of Attorney (contained on the signature page of this
             Registration Statement).

---------------
  * Filed herewith.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 15 above, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Common Stock covered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 1, 1998.

                                          GT INTERACTIVE SOFTWARE CORP.

                                          By: /s/  RONALD W. CHAIMOWITZ

                                          --------------------------------------
                                          Name: Ronald W. Chaimowitz
                                          Title: Chairman of the Board and
                                             Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Joseph J. Cayre, Ronald W. Chaimowitz and Jack J. Cayre his true and lawful attorney-in-fact and agent, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement or amendment has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                    TITLE(S)                       DATE
                  ---------                                    --------                       ----
            /s/  JOSEPH J. CAYRE               Chairman Emeritus of the Board             May 1, 1998
---------------------------------------------
               Joseph J. Cayre

             /s/  ANDREW GREGOR                Senior Vice President, Finance and         May 1, 1998
---------------------------------------------  Administration, and Chief Financial
                Andrew Gregor                  Officer (Principal Financial and
                                               Accounting Officer)

          /s/  RONALD W. CHAIMOWITZ            Chairman of the Board, Chief Executive     May 1, 1998
---------------------------------------------  Officer and Director
            Ronald W. Chaimowitz

             /s/  JACK J. CAYRE                Executive Vice President, Director         May 1, 1998
---------------------------------------------
                Jack J. Cayre

             /s/  KENNETH CAYRE                Director                                   May 1, 1998
---------------------------------------------
                Kenneth Cayre

             /s/  STANLEY CAYRE                Director                                   May 1, 1998
---------------------------------------------
                Stanley Cayre

           /s/  STEVEN A. DENNING              Director                                   May 1, 1998
---------------------------------------------
              Steven A. Denning

                  SIGNATURE                                    TITLE(S)                       DATE
                  ---------                                    --------                       ----
            /s/  WILLIAM E. FORD               Director                                   May 1, 1998
---------------------------------------------
               William E. Ford

             /s/  JORDAN A. LEVY               Director                                   May 1, 1998
---------------------------------------------
               Jordan A. Levy

            /s/  PHILLIP J. RIESE              Director                                   May 1, 1998
---------------------------------------------
              Phillip J. Riese

            /s/  ALVIN N. TELLER               Director                                   May 1, 1998
---------------------------------------------
               Alvin N. Teller

                                 EXHIBIT INDEX

     Exhibit 4.1 below is incorporated herein by reference to the exhibit with the corresponding number filed as part of the Registrant's Registration Statement on Form S-1 filed on October 20, 1995, and all amendments thereto (Registration No. 33-98448).

                                                                           SEQUENTIALLY
                                                                             NUMBERED
EXHIBIT NO.                          DESCRIPTION                               PAGE
-----------                          -----------                           ------------
    4.1      Specimen form of stock certificate for Common Stock.
    5.1*     Opinion of Kramer, Levin, Naftalis & Frankel.
   23.1*     Consent of Arthur Andersen LLP.
   23.2*     Consent of Ernst & Young LLP.
   23.3*     Consent of Kramer, Levin, Naftalis & Frankel (contained in the opinion filed as Exhibit 5.1 hereto).
   24.1*     Power of Attorney (contained on the signature page of this
             Registration Statement).

---------------

 * Filed herewith.